Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-181030-01

June 6, 2012

$300,000,000

4.375% Senior Notes due June 15, 2022

Issuer:	Duke Realty Limited Partnership

Ratings (Moody’s / S&P)*:	Baa2/BBB- (stable/stable)

Securities:	Senior unsecured

Format:	SEC registered

Principal Amount:	$300,000,000

Trade Date:	June 6, 2012

Settlement Date:	June 11, 2012 (T+3)

Maturity Date:	June 15, 2022

Interest Payment Dates:	June 15 and December 15, beginning December 15, 2012

Benchmark Treasury:	1.75% due May 15, 2022

Benchmark Treasury Price / Yield:	100-24+ / 1.666%

Spread to Benchmark Treasury:	+280 bps

Yield to Maturity:	4.466%

Coupon:	4.375% per annum (payable semi-annually)

Price to Public:	99.271%

Optional Redemption:	Prior to March 15, 2022 at the Make-Whole Amount of Treasury plus 45 bps. On or after March 15, 2022, the notes will not include a Make-Whole Amount

CUSIP/ ISIN:	26441Y AV9 / US26441YAV92

Joint Book-Running Managers:	Barclays Capital Inc. RBC Capital Markets, LLC Wells Fargo Securities, LLC

Senior Co-Managers:	J.P. Morgan Securities LLC Morgan Stanley & Co. LLC Scotia Capital (USA) Inc. UBS Securities LLC

Co-Managers:	Credit Suisse Securities (USA) LLC PNC Capital Markets LLC SunTrust Robinson Humphrey, Inc. U.S. Bancorp Investments, Inc.

*	Note: Ratings may be changed, suspended or withdrawn at any time and are not a recommendation to buy, hold or sell any security.

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll-free at 1-888-603-5847; RBC Capital Markets, LLC toll-free at 1-866-375-6829; or Wells Fargo Securities, LLC toll-free at 1-800-326-5897.